Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this registration statement on Form S-4 (File No.          ) of our report dated April 7, 2006 on our audit of the financial statements of Mercator Partners Acquisition Corp. as of December 31, 2005 and for the period from inception (January 3, 2005) to December 31, 2005. We also consent to the reference to our Firm under the caption “Experts”.
/s/ J.H. Cohn LLP
Jericho, New York
June 20, 2006